Exhibit 15.3

March 25, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for InflaRx N.V. (the Company), and under the date of April 28, 2020, we reported on the consolidated financial statements of InflaRx N.V. as of and for the years ended December 31, 2019 and 2018. At the annual general meeting of shareholders of InflaRx N.V. held on July 16, 2020, Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (“EY”) was appointed as independent registered public accounting firm for the 2020 fiscal year and KPMG AG Wirtschaftsprüfungsgesellschaft was dismissed.

We have read the Company’s statements included under Item 16F on Form 20-F to be filed March 25, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that EY was recommended by the board of directors following a selection process led by the audit committee.

Very truly yours,

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany